UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  June 19, 2008

Mac-Gray Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13495	04-3361982
(Commission File Number)	(IRS Employer Identification No.)

404 Wyman Street, Suite 400
Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 487-7600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Board of Directors of Mac-Gray Corporation (the “Company”) appointed Alastair G. Robertson to serve as a new member of the Board of Directors effective as of June 19, 2008. Mr. Robertson will serve as a Class II Director of the Company with a term expiring in 2011. Mr. Robertson fills the open seat created by the retirement of Jerry Schiller in late May, 2008 and returns the Board of Directors to eight members.  Mr. Robertson has been appointed to the Governance and Nominating Committee, effective as of June 19, 2008.

Mr. Robertson is a global advisor to Evolve Management Partners, an international change management and leadership consulting firm. From 2004 until early 2008, Mr. Robertson served as the Partner responsible for the firm’s U.S. operations. From 2002-2004, Mr. Robertson was an independent business consultant.  From 1995-2002, Mr. Robertson was a Partner with Accenture specializing in leadership development and change management strategy. Prior to 1995, Mr. Robertson held a number of business and consulting positions.

There is no arrangement or understanding between Mr. Robertson and any other person pursuant to which he was selected as a member of the Company’s Board of Directors. In connection with his appointment as a director, Mr. Robertson entered into a Stock Option Agreement for non-qualified stock options (the “Stock Option Agreement”) under the Company’s 2005 Stock Option and Incentive Plan (the “Plan”), pursuant to which the Company granted Mr. Robertson an option to purchase 5,000 shares of the Company’s Common Stock at an exercise price of $10.75 per share, equal to the closing price of the Company’s Common Stock on the date of grant. The option is 100% vested on the date of grant.  The Stock Option Agreement is substantially in the form filed by the Company as Exhibit 10.5 to Form 10-Q filed on May 9, 2008.

Item 9.01 Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release of Mac-Gray Corporation issued on June 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAC-GRAY CORPORATION

Date: June 25, 2008	By:	/s/ Michael J. Shea
Name: Michael J. Shea
Title: Executive Vice President, Chief
Financial Officer and Treasurer